Exhibit 99.1

NuStar Energy L.P. Reports Better-Than-Expected Second Quarter 2008 Earnings and Announces Quarterly Distribution

Best Quarter in NuStar’s History Excluding Hedging Loss and Other Items

SAN ANTONIO, July 25, 2008 – NuStar Energy L.P. (NYSE:NS) today announced net income applicable to limited partners of $8.2 million, or $0.15 per unit, for the second quarter of 2008, which is better than the break-even earnings estimate that was communicated in the interim second quarter guidance update. These results compare to $34.6 million, or $0.74 per unit, earned in the second quarter of 2007. For the six months ended June 30, 2008, net income applicable to limited partners was $57.9 million, or $1.12 per unit, compared to $61.2 million, or $1.31 per unit, for the six months ended June 30, 2007.

Excluding the impact of the cash hedging loss and other items, adjusted net income applicable to limited partners for the second quarter of 2008 would have been $68.1 million, or $1.25 per unit. For the six months ended June 30, 2008, net income applicable to limited partners would have been $108.5 million, or $2.09 per unit. As communicated on May 28 in NuStar Energy L.P.’s guidance update, the second quarter 2008 results include a $61.3 million, or $1.10 per unit, loss associated with crude oil and refined product hedges placed on approximately 30 percent of the total inventories acquired with the CITGO asphalt acquisition on March 20.

With respect to the quarterly distribution to unitholders for the second quarter of 2008, NuStar Energy L.P. also announced that its board of directors has declared a distribution of $0.985 per unit, which would equate to $3.94 per unit on an annualized basis. This quarterly distribution represents an increase of $0.035 per unit, or 3.7 percent, over the $0.95 per unit distribution for the second quarter of 2007 and will be paid on August 13, 2008, to holders of record as of August 6, 2008.

“We are pleased to announce that we delivered better-than-expected earnings primarily due to stronger asphalt margins and higher asphalt volumes sold,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Without the hedging loss, our earnings for the second quarter would have been the highest quarterly earnings ever reported by NuStar, which follows our record earnings in the first quarter of 2008. The operating income contribution from the asphalt business in the second quarter was $52.8 million before the hedging loss, which was even better than we expected and our base business continues to perform well.

“I am excited to announce that we have recently completed storage expansion projects at our facilities in Texas City, Texas and St. James, Louisiana. We expect that several other storage expansion projects will be complete by the end of the third quarter, including projects at St.

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James, Louisiana; Jacksonville, Florida; Amsterdam in the Netherlands and Linden, New Jersey (New York Harbor). When completed, these projects are expected to add approximately $20 million to operating income in 2008 over 2007. With our $400 million construction program drawing to an end, we are focusing on the next phase of growth primarily associated with storage expansion projects in the U.S. and internationally.

“Our employees have done a great job of integrating the asphalt assets into our system. We have identified around $35 million of high-return, quick pay-back projects at both the Paulsboro and Savannah asphalt plants and we continue to evaluate other opportunities at these facilities,” he said.

Distributable cash flow available to limited partners for the second quarter of 2008 was $31.5 million, or $0.58 per unit, compared to $53.6 million, or $1.15 per unit, for the second quarter of 2007. For the six months ended June 30, 2008, distributable cash flow available to limited partners was $103.5 million, or $2.04 per unit, compared to $101.0 million, or $2.16 per unit for the six months ended June 30, 2007. Distributable cash flow available to limited partners covers the distribution to the limited partners by 0.59 times for the second quarter of 2008.

Excluding the impact of the cash hedging loss and other items, distributable cash flow available to limited partners for the second quarter of 2008 would have also been the best in the partnership’s history at $92.7 million, or $1.70 per unit, and the coverage ratio available to limited partners would have been a strong 1.73 times. For the six months ended June 30, 2008, distributable cash flow available to limited partners would have been $155.2 million, or $2.97 per unit, and the coverage ratio available to limited partners would have been 1.51 times before the hedging loss and other items.

“We continue to believe third quarter 2008 earnings will be exceptionally strong and the contribution from the asphalt business for 2008, even with the hedging loss, to be in the EBITDA range previously communicated. The good news is that we expect to increase the distribution in the third quarter of 2008. Despite the recent drop in crude oil prices, asphalt prices have continued to increase dramatically due to tight supplies and are expected to be even higher in the third quarter of 2008 compared to the second quarter of 2008. Based on current fundamentals, we now expect asphalt prices of between $625 and $700 per short ton for the third quarter of 2008, which is significantly higher than $450 per short ton we averaged in the second quarter. As a result, third quarter 2008 margins for the asphalt business are also expected to be significantly better. While we expect refined product and crude oil pipeline volumes to decline slightly primarily due to high fuels prices, increases in transportation tariffs should offset most of

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the negative financial impact of lower volumes. In addition, we expect to see continued good results from our storage business since the majority of it is contracted from three to ten years,” said Anastasio.

A conference call with management is scheduled for 11:00 a.m. ET (10:00 a.m. CT) today, July 25, 2008, to discuss the financial and operational results for the second quarter of 2008. Investors interested in listening to the presentation may call 800/622-7620, passcode 54135570. International callers may access the presentation by dialing 706/645-0327, passcode 54135570. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 54135570. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 9,063 miles of pipeline, 85 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has over 88 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2007 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Statement of Income Data:
Revenues:
Services revenues	$180,555	$162,940	$360,671	$323,293
Product sales	1,197,025	158,092	1,609,683	294,563

Total revenues	1,377,580	321,032	1,970,354	617,856

Costs and expenses:
Cost of product sales	1,175,916	148,061	1,568,925	275,988
Operating expenses	106,928	85,444	195,378	166,656
General and administrative expenses	19,544	17,581	35,627	32,489
Depreciation and amortization expense	34,830	27,860	64,876	55,202

Total costs and expenses	1,337,218	278,946	1,864,806	530,335

Operating income	40,362	42,086	105,548	87,521
Equity earnings from joint ventures	1,749	1,746	3,950	3,357
Interest expense, net	(24,934)	(19,452)	(41,799)	(38,306)
Other income, net	631	17,100	10,540	23,723

Income before income tax expense	17,808	41,480	78,239	76,295
Income tax expense	3,718	1,783	8,280	5,475

Net income	14,090	39,697	69,959	70,820
Less net income applicable to general partner (Note 1)	(5,885)	(5,118)	(12,087)	(9,572)

Net income applicable to limited partners	$8,205	$34,579	$57,872	$61,248

Income per unit applicable to limited partners (Note 1):	$0.15	$0.74	$1.12	$1.31

Weighted average number of basic units outstanding	54,372,035	46,809,749	51,890,892	46,809,749

EBITDA (Note 2)	$77,572	$88,792	$184,914	$169,803

Distributable cash flow (Note 2)	$38,425	$59,020	$117,358	$111,248

	June 30, 2008	June 30, 2007	December 31, 2007
Balance Sheet Data:
Debt, including current portion (a)	$2,182,813	$1,446,044	$1,446,289
Partners' equity (b)	2,189,301	1,862,473	1,994,832
Debt-to-capitalization ratio (a) / ((a)+(b))	49.9%	43.7%	42.0%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information—Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Segment Data: (Note 3)
Storage:
Throughput (barrels/day)	760,856	781,669	778,054	781,331
Throughput revenues	$23,029	$23,152	$46,150	$45,702
Storage lease revenues	88,631	76,188	174,623	150,052

Total revenues	111,660	99,340	220,773	195,754
Operating expenses	61,121	55,225	115,119	108,805
Depreciation and amortization expense	16,697	15,335	32,648	30,436

Segment operating income	$33,842	$28,780	$73,006	$56,513

Transportation:
Refined products pipelines throughput (barrels/day)	700,024	647,887	697,397	632,393
Crude oil pipelines throughput (barrels/day)	411,600	348,482	408,782	348,052

Total throughput (barrels/day)	1,111,624	996,369	1,106,179	980,445
Revenues	$77,028	$65,255	$152,807	$131,028
Operating expenses	30,473	29,194	60,330	56,932
Depreciation and amortization expense	12,797	12,525	25,402	24,766

Segment operating income	$33,758	$23,536	$67,075	$49,330

Asphalt and fuels marketing: (Note 4)
Product sales	$1,197,054	$158,092	$1,609,712	$294,563
Cost of product sales	1,179,489	149,049	1,575,671	278,092
Operating expenses	19,860	1,692	26,078	2,304
Depreciation and amortization expense	4,520	—	5,208	—

Segment operating income	$(6,815)	$7,351	$2,755	$14,167

Consolidation and intersegment eliminations:
Revenues	$(8,162)	$(1,655)	$(12,938)	$(3,489)
Cost of product sales	(3,573)	(988)	(6,746)	(2,104)
Operating expenses	(4,526)	(667)	(6,149)	(1,385)
Depreciation and amortization expense	816	—	1,618	—

Total	$(879)	$—	$(1,661)	$—

Consolidated Information:
Revenues	$1,377,580	$321,032	$1,970,354	$617,856
Cost of product sales	1,175,916	148,061	1,568,925	275,988
Operating expenses	106,928	85,444	195,378	166,656
Depreciation and amortization	34,830	27,860	64,876	55,202

Segment operating income	59,906	59,667	141,175	120,010
General and administrative expenses	19,544	17,581	35,627	32,489

Consolidated operating income	$40,362	$42,086	$105,548	$87,521

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information—Continued

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

Notes:

1.	Net income is allocated between limited partners and the general partner's interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. The following table details the calculation of net income applicable to the general partner:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income applicable to general partner and limited partners' interest	$14,090	$39,697	$69,959	$70,820
Less general partner incentive distribution	5,718	4,413	10,906	8,323

Net income after general partner incentive distribution	8,372	35,284	59,053	62,497
General partner interest	2%	2%	2%	2%

General partner allocation of net income after general partner incentive distribution	167	705	1,181	1,249
General partner incentive distribution	5,718	4,413	10,906	8,323

Net income applicable to general partner	$5,885	$5,118	$12,087	$9,572

2.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership's assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles. The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$14,090	$39,697	$69,959	$70,820
Plus interest expense, net	24,934	19,452	41,799	38,306
Plus income tax expense	3,718	1,783	8,280	5,475
Plus depreciation and amortization expense	34,830	27,860	64,876	55,202

EBITDA	77,572	88,792	184,914	169,803
Less equity earnings from joint ventures	(1,749)	(1,746)	(3,950)	(3,357)
Less interest expense, net	(24,934)	(19,452)	(41,799)	(38,306)
Less reliability capital expenditures	(9,214)	(7,335)	(16,918)	(11,961)
Less income tax expense	(3,718)	(1,783)	(8,280)	(5,475)
Plus distributions from joint ventures	—	544	500	544
Mark-to-market impact on hedge transactions (a)	468	—	2,891	—

Distributable cash flow	38,425	59,020	117,358	111,248

General partner's interest in distributable cash flow	(6,929)	(5,410)	(13,858)	(10,274)

Limited partners' interest in distributable cash flow	$31,496	$53,610	$103,500	$100,974

Distributable cash flow per limited partner unit	$0.579	$1.145	$2.036	$2.157

(a)	Distributable cash flow excludes the impact of mark-to-market gains and losses which arise from valuing certain derivative contracts.

3.	Beginning in the second quarter of 2008, we revised the manner in which we internally evaluate our segment performance and made certain organizational changes. As a result, we combined the refined product terminals and crude oil storage tanks segments to create the storage segment, and we combined the refined product pipelines and crude oil pipelines segments to create the transportation segment. Previous periods have been restated to conform to this presentation.

4.	The asphalt and fuels marketing segment includes our two asphalt refineries, which we acquired on March 20, 2008, as well as our marketing and trading operations. Additional operational information related to the asphalt and fuels marketing segment is available on our website at www.nustarenergy.com under the investors portion of the website.